Exhibit 10.1

January 26, 2005

Christine Wong

Dear Christine:

I am delighted to confirm our offer to you of employment with InterVideo Inc., a Delaware corporation (“Company”), on the following terms:

1. Position: You will become a full-time employee of the Company, serving initially in the position of Vice President and General Counsel, reporting to Steve Ro, President & Chief Executive Officer. You understand that your responsibilities and duties may evolve over time.

2. Compensation. Your salary will be $15,000 per month ($180,000 per year on an annualized basis), payable in accordance with the Company’s payroll practices.

3. Bonus. You will be eligible to receive a bonus of up to USD$30,000.00 during each calendar year if the Company achieves certain financial goals and your personal performance goals.

4. Benefits Policies. During your employment, you will be entitled to the benefits generally available to employees under the Company’s medical, dental, vision, 401K savings programs and employee stock purchase plans, in accordance with their terms. You will be reimbursed for all continuing education, dues, registration or other fees and expenses incurred to retain or continue your state bar license or in furtherance of your duties at the Company. You will also benefit from benefit policies adopted by the Company from time to time, such as sick leave, vacation, and disability policies.

5. Option Grant. Following commencement of employment, the grant of an immediately exercisable option to purchase up to 50,000 shares of Common Stock under the Company’s stock option plan will be recommended to the Company’s Board of Directors on your behalf. The option exercise price will be equal to the fair market value of the shares at the date of grant. Under the plan, the option will vest as to one fourth (1/4th) of the shares at the end of twelve (12) months of full-time employment, and vest as to one forty-eighth (1/48th) of such shares at the end of each full month during the following thirty-six (36) month period. The exercise of any options will be subject in all respects to the terms of this agreement, your stock option agreement and the stock option plan.

6. General Policies. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you will devote all of your business time and attention to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice. During the term of your employment, you will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of the Company.

7. Proprietary Information Agreement; Indemnification Agreement. Upon commencement of your employment, you will be required to sign the Company’s standard employee proprietary information agreement relating to confidential information and the assignment of proprietary developments to the Company. The Company will enter into an Indemnification Agreement with you.

8. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9. Stock Options Acceleration. You must go through an introductory period” lasting ninety (90) consecutive days, commencing on the date of your employment (the “Introductory Period”). The company will use this period to see if you are able to meet Company’s standards. Successful completion of your Introductory Period is not a guarantee of continued employment. You also understand that your employment will be voluntary and at-will. You are free to resign at any time, just as the Company is free to terminate your employment at any time with or without cause. However, if the Company terminates your employment for a reason other than “Cause” after the Introductory Period or if you leave the employment of the Company for “Good Reason” after the Introductory Period, all options granted to you during your employment shall immediately vest as to 50% of the unvested shares and become exercisable. In addition, if there is a “Change of Control”, and the Company or the successor corporation terminates your employment or if you leave the employment of the Company for “Good Reason” within one month prior to or twelve (12) months after such Change of Control, all options granted to you during your employment shall immediately vest as to 100% of the shares and become exercisable in full.

For the purposes of this employment letter agreement, the following terms have the following meanings:

“Cause” shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Company or any successor of the Company; (iii) breach of your duties to the Company or such successor, including willful misconduct, gross negligence, or employee’s continued substantial violations of his or her employment duties after employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that employee has not substantially performed his or her duties; (iv) intentional damage to any property of the Company or such successor; or (v) your material breach of any element of the InterVideo’s Proprietary Information and Inventions Agreement, including theft or other misappropriation of the Company’s proprietary information.

“Change of Control” shall mean (a) a sale of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, have 50% or more of the voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, have 50% or more of the voting power); (d) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (e) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

“Good Reason” shall mean any one of the following events: (i) material reduction of employee’s rate of compensation; (ii) material reduction in employee’s responsibilities, authority, title or duties; (iii) the relocation of your place of work to a facility or location more than thirty five (35) miles from your current location; (iv) material breach by the Company or any successor to the Company of any of the material provisions of this agreement; or (v) the failure of the Company to obtain the assumption of this agreement by any successors of the Company.

Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) shall assume the Company’s obligations under this Agreement.

Please confirm your acceptance of this offer by signing the enclosed copy of this letter in the space provided below, and returning the signed copy to me within five (5) days from the date of this letter.

If there are any aspects of this offer that you would like clarified, please let me know.

We are very pleased to make this offer to you and look forward to a mutually rewarding relationship.

Very truly yours,

/s/ Randall Bambrough
Randall Bambrough
Chief Financial Officer

ACCEPTED:

Name:	/s/ Christine Wong

Date:	2/14/05

Start Date:	2/14/05